Exhibit 99.1

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Corporate Relations
(510) 284-8851	(510) 574-1550
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006

FINANCIAL RESULTS

- Company provides 2007 financial guidance -

Fremont, Calif., Feb. 21, 2007 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today reported financial results for the fourth quarter and full year ended December 31, 2006.

•

Total revenues for the full year 2006 increased 48 percent to $414.8 million from $280.6 million for the full year 2005. Total revenues for the fourth quarter of 2006 rose 29 percent to $107.8 million from $83.7 million in the same period of 2005. Total revenues in 2006 included approximately $25.5 million of revenues that would have been deferred to subsequent years, but that were recognized in 2006 as a result of the discontinuation of the Roche collaborations for the development of daclizumab in both asthma and transplant maintenance.

•

GAAP net loss for the full year 2006 was $130.0 million, or $1.14 per basic and diluted share, compared with a GAAP net loss of $166.6 million, or $1.60 per basic and diluted share, for the full year 2005. GAAP net loss for the fourth quarter of 2006 was $89.7 million, compared with a GAAP net loss of $34.1 million for the comparable 2005 period. The 2006 GAAP net losses for the fourth quarter and the full year included a $72.1 million asset impairment charge related to the company’s Retavase® product.

•

Non-GAAP net income for the full year 2006 was $56.0 million, or $0.48 per diluted share. The incremental revenues recognized in 2006 as a result of the discontinuation of the Roche collaborations accounted for $25.5 million of the company’s non-GAAP net income, or $0.22 per diluted share. Non-GAAP net income was $19.8 million, or $0.18 per diluted share, for the full year 2005. Non-GAAP net income for the fourth quarter of 2006 was $6.1 million compared to non-GAAP net income of $7.6 million in the fourth quarter of 2005.

•

Cash flow generated from operating activities for the full year 2006 was $78.8 million, compared with $31.6 million for the full year 2005. Cash, cash equivalents, marketable securities and restricted cash and investments totaled approximately $426.3 million at December 31, 2006 compared to $333.9 million at December 31, 2005.

“During 2006, we achieved robust revenue growth while growing non-GAAP income significantly during our first full year operating as a commercial organization,” said Mark McDade, chief executive officer, PDL BioPharma. “Looking forward in 2007, we intend to increase investment in R&D with the aim of building sustainable, long-term stockholder value, while continuing to grow our product and royalty revenues and non-GAAP income. We have an exciting slate of business and clinical milestones to accomplish this year, and we’re quite focused on continuing to push ahead commercially and executing on our pipeline plans.”

Revenues

Total revenues consist of product sales, royalties and license, collaboration and other revenues.

•

For the full year 2006, net product sales increased to $165.7 million from $122.1 million in 2005. Results for the 2005 period included approximately nine months of sales since the company began marketing Cardene® I.V., Retavase and IV Busulfex® subsequent to acquiring the rights to these products in March 2005. Net product sales in the fourth quarter of 2006 were $48.1 million. Net product sales for the fourth quarter of 2005 totaled $39.0 million, of which $36.8 million was attributable to the company’s three current commercial products. Fourth quarter and full year 2006 net sales by product compared to the prior periods are summarized below (dollars in millions):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	% change	2006	2005**
Cardene	$31.8	$23.9	33%	$109.7	$62.1
Retavase	9.0	7.1	27	30.8	32.7
IV Busulfex	7.2	5.8	23	24.1	17.4

Total marketed products	48.1	36.8	31	164.6	112.3
Off-patent products*	—	2.2	-100	1.1	9.8

Total product sales, net	$48.1	$39.0	23%	$165.7	$122.1

*	Off-patent products were divested during the first quarter of 2006.
**	Results for the 2005 period reflect approximately nine months of sales. As such, percentage changes comparing full year 2005 and 2006 are not meaningful and are not included.

•

Royalty revenues for the full year 2006 increased 42 percent to $184.3 million from $130.1 million in the prior year. Royalty revenues for the fourth quarter of 2006 increased 31 percent to $43.8 million, compared with $33.4 million in the comparable period in 2005. Royalty revenues during the fourth quarter of 2006 reflect royalties PDL received based on worldwide net sales of eight antibody products licensed under PDL’s antibody humanization patents: Avastin®, Herceptin®, Xolair®, Raptiva® and Lucentis® antibody products from Genentech, Inc.; Synagis® antibody product from MedImmune, Inc.; Tysabri® antibody product from Elan Pharmaceuticals, Inc.; and Mylotarg® antibody product from Wyeth.

•

License, collaboration and other revenues for the full year 2006 increased to $64.8 million from $28.4 million for the full year 2005. License, collaboration and other revenues during the fourth quarter of 2006 increased to $16.0 million from $11.3 million in the same period of 2005. License, collaboration and other revenues for the full year 2006 and the fourth quarter included approximately $25.5 million and $6.7 million, respectively, in revenues that would have been deferred to subsequent years, but that were recognized in the respective periods as a result of the discontinuation of the Roche collaborations for the development of daclizumab in both asthma and transplant maintenance. The increase in license, collaboration and other revenues for the full year 2006 as compared to 2005 was also due to an increase in R&D services related to the company’s collaborations.

Costs and Expenses

For the full year 2006, total costs and expenses were $548.7 million, compared with $445.7 million for the full year 2005. For the fourth quarter of 2006, total costs and expenses were $198.9 million, compared with $118.8 million in the fourth quarter of 2005. On a non-GAAP basis, total costs and expenses for 2006 were $358.8 million compared to $260.8 million for the prior year. On a non-GAAP basis, total costs and expenses in the fourth quarter of 2006 were $101.7 million compared to $76.1 million in the fourth quarter of 2005.

•

Cost of product sales was $86.3 million for the full year 2006, an increase from $60.3 million in 2005. Non-GAAP cost of product sales, which excludes amortization of product rights, was $43.2 million for the full year 2006 compared to $24.8 million in the comparable 2005 period. These increases were primarily because the 2006 period included 12 months of product sales while the 2005 period only included approximately nine months. As a percentage of net product sales, non-GAAP cost of product sales for the full year 2006 increased to 26 percent compared to 20 percent for the full year 2005. This increase was due to certain charges incurred in 2006 related to the manufacture of the Retavase product and a lower effective outbound royalty payment rate related to sales of Cardene I.V. in 2005.

•

Research and development (R&D) expenses increased to $260.7 million for the full year 2006, compared with $172.0 million for 2005. On a non-GAAP basis, R&D expenses for the full year 2006 were $211.6 million, an increase over the $155.6 million reported in the same period in the prior year. These increases were due primarily to higher clinical development expenses, particularly for the company’s Nuvion® antibody product and daclizumab, as well as increased research and preclinical expenses.

•

Selling, general and administrative (SG&A) expenses were $120.9 million for the full year 2006, compared with $82.4 million for the prior period. Non-GAAP SG&A expenses were $103.9 million in 2006 compared to $80.3 million in the prior year comparable period. These increases were primarily due to the company’s continued investment in its sales, sales support and marketing infrastructure to support commercial operations, as well as the fact that the company did not have a commercial organization for the full 12 months of 2005.

•

Total costs and expenses for the full year 2006 and fourth quarter included a $72.1 million asset impairment charge related to the Retavase product, which was the result of reduced net cash flow expectations for the product. Total asset impairment charges for the full year 2006 were $74.7 million and other acquisition-related charges for the same period were $6.2 million. For the full year 2005, total costs and expenses included asset impairment charges of $31.3 million, other acquisition-related charges of $20.3 million and an acquired in-process research and development charge of $79.4 million.

2007 Financial Outlook

The following statements are based on current expectations as of February 21, 2007, and PDL undertakes no obligation to update this information. These statements are forward-looking and do not include the potential impact of additional collaborations, material licensing arrangements or other strategic transactions. Additional financial considerations for 2007 will be discussed on the company’s February 21 investor conference call.

•

PDL anticipates total revenues for 2007 of approximately $450 million to $500 million, including $200 million to $220 million in net product sales and $220 million to $240 million in royalty revenues. Revenue guidance also includes licensing and collaboration revenues of approximately $30 million to $40 million, of which approximately $5.2 million is related to the accelerated recognition of revenues that would have been deferred to subsequent years but that is expected to be recognized in 2007 as a result of the discontinuation of the Roche collaboration for the development of daclizumab in transplant maintenance.

•

On a non-GAAP basis, PDL anticipates total costs and expenses for 2007 as follows: cost of product sales of approximately 25 percent as a percentage of net product sales; research and development expenses of approximately $255 million to $275 million; and selling, general and administrative expenses of approximately $100 million to $110 million. Higher total operating expenses anticipated for 2007 reflect an increase in planned R&D activities and costs associated with the company’s planned relocation of its corporate headquarters during the second half of 2007.

•

For the full year 2007, PDL anticipates non-GAAP net income of $45 million to $65 million or, on a diluted per share basis, $0.38 to $0.54, based on a weighted average number of diluted shares outstanding for the year of approximately 120 million. The incremental revenues related to the Roche discontinuation are expected to account for $5.2 million of non-GAAP net income, or $0.04 per diluted share, in 2007. Excluding the incremental revenues recognized as a result of the discontinuation of the Roche collaborations, PDL anticipates 2007 non-GAAP net income of $39.8 million to $59.8 million, a significant increase over the $30.4 million on the same basis for the full year 2006.

•

PDL anticipates capital expenditures of approximately $110 million for the full year 2007, approximately 80 percent of which is associated with the build-out of the company’s new corporate headquarters in Redwood City, California.

This forward-looking non-GAAP guidance excludes certain expenses based on current estimates for the full year 2007, including stock-based compensation expenses of $24 million to $27 million; depreciation of property and equipment of $35 million to $38 million; amortization of intangible assets of approximately $35 million; interest income and expense, net of $2 million to $4 million and income tax expense of approximately $1 million. This forward-looking non-GAAP guidance also excludes other acquisition-related charges; however, these amounts are not reasonably quantifiable at this time because they depend upon future events. Additionally, this guidance excludes any impact from potential new collaborations or strategic transactions into which PDL may enter. If PDL completes a significant collaboration or strategic transaction, PDL expects it would update its guidance, if necessary, at the next earnings call after the transaction to reflect the expected impact in 2007. Other items that could affect the reconciliation between GAAP and non-GAAP results cannot be estimated at this time because they depend upon future events.

Non-GAAP Financial Information

The non-GAAP financial measures in this press release exclude depreciation of property and equipment, stock-based compensation expense, amortization of intangible assets, asset impairment charges, interest income and other, net, interest expense, income taxes and certain other items that would otherwise be included if measured in accordance with generally accepted accounting principles (GAAP). PDL believes that the non-GAAP financial measures presented in this press release are useful for investors because these measures provide added insight into PDL’s performance by focusing on results generated by its ongoing operations. In addition, PDL uses these non-GAAP financial measures when assessing the performance of its ongoing operations, in making resource allocation decisions and for planning and forecasting. PDL also considers these non-GAAP results in awarding bonus and other incentive compensation to its employees, including management. The non-GAAP financial measures should be considered as a supplement to, not as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. A description of the non-GAAP financial measures for the periods presented and a reconciliation of this information to the GAAP financial measures are included in the attached financial tables.

Forward-looking Statements

This press release contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those, express or implied, in the forward-looking statements. These forward-looking statements include PDL’s expectations regarding financial results, the continuation of existing collaborative agreements and the timing of clinical developments, as well as other statements regarding PDL’s expectations. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following: changes in PDL’s development plans; unexpected litigation or other disputes; continued contraction of and competition in the thrombolytics market in which PDL’s Retavase product is sold; factors affecting the clinical timelines of PDL’s development products such as PDL’s ability to timely contract with clinical sites, enrollment rates and availability of clinical materials; fluctuations in sales; unexpected factors that arise that could cause PDL to reduce its expectations regarding the value of goodwill or other intangible assets and take an impairment charge; changes in the market due to alternative treatments or other actions by competitors; and variability in expenses particularly on a quarterly basis, due, in principal part, to total headcount of the organization and the timing of expenses. In addition, PDL’s revenues depend on the success and timing of sales of PDL’s licensees, including in particular the continued success of Genentech, Inc.’s Avastin and Herceptin antibody products, as well as the seasonality of sales of Synagis antibody product from MedImmune, Inc. In addition, quarterly revenues may be impacted by PDL’s ability to maintain and increase its revenues from its co-development agreement with Biogen Idec. PDL’s net income will be affected by state and federal taxes, and its revenues and expenses would be affected by new collaborations, execution of material patent licensing agreements or other strategic transactions. Further, there can be no assurance that results from completed and ongoing clinical studies will be successful or that ongoing or planned clinical studies will be completed or initiated on the anticipated schedules. Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at http://www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. Commercially focused in the acute-care hospital setting, PDL markets and sells its portfolio of leading products in the United States and Canada. A pioneer of antibody humanization technology, PDL promotes this technology through licensing agreements and clinical development of its own diverse pipeline of investigational compounds. PDL’s research platform centers on the discovery and development of antibodies to treat cancer and autoimmune diseases. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks and Cardene, Busulfex and Nuvion are registered U.S. trademarks of PDL BioPharma, Inc.; PDL BioPharma, Inc. has a license from Centocor to use the trademark Retavase, which is a registered U.S. trademark. Herceptin, Avastin, Lucentis and Raptiva are registered U.S. trademarks of Genentech, Inc. Xolair is a registered trademark of Novartis AG. Synagis is a registered trademark of MedImmune, Inc. Mylotarg is a registered trademark of Wyeth. Tysabri is a registered trademark of Elan Pharmaceuticals, Inc.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
REVENUES:
Product sales, net	$48,051	$39,012	$165,701	$122,106
Royalties	43,753	33,373	184,277	130,068
License, collaboration and other	16,038	11,268	64,792	28,395

Total revenues	107,842	83,653	414,770	280,569

COSTS AND EXPENSES:
Cost of product sales	24,418	16,776	86,292	60,257
Research and development	65,397	46,959	260,660	172,039
Selling, general and administrative	36,689	28,119	120,856	82,386
Acquired in-process research and development	—	—	—	79,417
Other acquisition-related charges	289	10,876	6,199	20,349
Asset impairment charges	72,094	16,044	74,650	31,269

Total costs and expenses	198,887	118,774	548,657	445,717

Operating loss	(91,045)	(35,121)	(133,887)	(165,148)

Interest income and other, net	5,268	2,781	17,704	9,616
Interest expense	(3,605)	(2,655)	(13,070)	(10,177)

Loss before income taxes	(89,382)	(34,995)	(129,253)	(165,709)
Income tax expense (benefit)	326	(899)	767	868

Net loss	$(89,708)	$(34,096)	$(130,020)	$(166,577)

NET LOSS PER SHARE:
Basic and diluted	$(0.78)	$(0.31)	$(1.14)	$(1.60)

Weighted average shares — basic and diluted	114,403	111,571	113,571	104,326

In addition to the consolidated financial statements presented in accordance with GAAP, PDL uses non-GAAP measures of operating performance, which are adjusted from results based on GAAP to exclude depreciation of property and equipment; stock-based compensation expense; amortization of intangible assets; interest income and other, net; interest expense; income taxes and certain other miscellaneous items. PDL believes that the non-GAAP results provide added insight into its performance by focusing on results generated by its ongoing operations. PDL uses the non-GAAP results when assessing the performance of its ongoing operations, in making resource allocation decisions and for planning and forecasting. Additionally, PDL considers these non-GAAP results in awarding bonus and other incentive compensation to its employees, including management. The non-GAAP financial measures should be considered as a supplement to, not as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures.

PDL BIOPHARMA, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
REVENUES:
Product sales, net	$48,051	$39,012	$165,701	$122,106
Royalties	43,753	33,373	184,277	130,068
License, collaboration and other	16,038	11,268	64,792	28,395

Total revenues	107,842	83,653	414,770	280,569

COSTS AND EXPENSES:
Cost of product sales	13,151	6,214	43,234	24,823
Research and development	55,214	42,589	211,648	155,643
Selling, general and administrative	33,352	27,298	103,935	80,292

Non-GAAP costs and expenses	101,717	76,101	358,817	260,758

Non-GAAP net income	$6,125	$7,552	$55,953	$19,811

NON-GAAP NET INCOME PER SHARE:
Basic	$0.05	$0.07	$0.49	$0.19

Weighted average shares — basic	114,403	111,571	113,571	104,326

Diluted	$0.05	$0.06	$0.48	$0.18

Weighted average shares — diluted (2)	117,552	116,514	117,447	109,222

(1)

These non-GAAP condensed consolidated statements of operations exclude depreciation of property and equipment; stock-based compensation expense; amortization of intangible assets; interest income and other, net; interest expense; income taxes and certain other miscellaneous items that were not classified in the foregoing categories and are identified below.

During the three months ended December 31, 2006, the miscellaneous excluded items consisted of (a) other acquisition-related charges of $0.3 million related to the operations of ESP Pharma Holding Company, Inc. prior to the Company’s acquisition of ESP Pharma on March 23, 2005, primarily product returns, as well as returns of Retavase for sales made prior to the Company’s acquisition of the rights to the product from Centocor, Inc. on the same date and (b) an asset impairment charge of $72.1 million to record the impairment of an intangible asset related to the Retavase product rights. During the three months ended December 31, 2005, the miscellaneous excluded items consisted of (a) other acquisition-related charges of $10.9 million and (b) asset impairment charges of $16.0 million, which consisted of $15.8 million related to the write-off of the Company’s option to re-acquire rights to manufacture and market Zenapax for acute renal transplant rejection and $0.2 million related to the impairment of the off-patent branded products, originally acquired from ESP Pharma, that the Company sold in the first quarter of 2006.

During the year ended December 31, 2006, the miscellaneous excluded items consisted of (a) other acquisition-related charges of $6.2 million, (b) asset impairment charges of $74.7 million, (c) a $5.6 million charge incurred in connection with the Company’s acquisition in September 2006 of certain Cardene-related rights from Roche and (d) a $4.1 million charge for payments to Wyeth in consideration of Wyeth’s consent to the Company’s transfer of the Company’s rights to the off-patent branded products. During the year ended December 31, 2005, the miscellaneous excluded items consisted of (a) other acquisition-related charges of $20.3 million, (b) asset impairment charges of $31.3 million and (c) a $79.4 million charge for acquired in-process research and development related to the ESP Pharma acquisition.

(2)

These weighted average shares exclude the impact of 12.4 million shares and 10.6 million shares of common stock underlying the convertible notes the Company issued in July 2003 and February 2005, respectively.

PDL BIOPHARMA, INC.

RECONCILIATION OF NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO GAAP

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31, 2006
		Adjustments
	Non-GAAP Results	Amortization of Intangible Assets	Other Excluded Items	Depreciation of Property and Equipment	Stock-Based Compensation Expenses	GAAP Results As Reported
REVENUES:
Product sales, net	$48,051	$—	$—	$—	$—	$48,051
Royalties	43,753	—	—	—	—	43,753
License, collaboration and other	16,038	—	—	—	—	16,038

Total revenues	107,842	—	—	—	—	107,842

COSTS AND EXPENSES:
Cost of product sales	13,151	11,267	—	—	—	24,418
Research and development	55,214	412	—	6,433	3,338	65,397
Selling, general and administrative	33,352	—	—	841	2,496	36,689

Non-GAAP costs and expenses	101,717
Depreciation of property and equipment	—	—	7,274	(7,274)	—	—
Stock-based compensation	—	—	5,834	—	(5,834)	—
Acquired in-process research and development	—	—	—	—	—	—
Other acquisition-related charges	—	—	289	—	—	289
Asset impairment charge	—	—	72,094	—	—	72,094

Total costs and expenses		11,679	85,491	—	—	198,887

Operating loss		(11,679)	(85,491)	—	—	(91,045)
Interest income and other, net	—	—	5,268	—	—	5,268
Interest expense	—	—	(3,605)	—	—	(3,605)

Income (loss) before income taxes	6,125	(11,679)	(83,828)	—	—	(89,382)
Income tax expense	—	—	326	—	—	326

Net income (loss)	$6,125	$(11,679)	$(84,154)	$—	$—	$(89,708)

NET INCOME (LOSS) PER SHARE:
Basic	$0.05					$(0.78)

Weighted average shares — basic	114,403					114,403

Diluted	$0.05					$(0.78)

Weighted average shares — diluted	117,552					114,403

	Three Months Ended December 31, 2005
		Adjustments
	Non-GAAP Results	Amortization of Intangible Assets	Other Excluded Items	Depreciation of Property and Equipment	Stock-Based Compensation Expenses	GAAP Results As Reported
REVENUES:
Product sales, net	$39,012	$—	$—	$—	$—	$39,012
Royalties	33,373	—	—	—	—	33,373
License, collaboration and other	11,268	—	—	—	—	11,268

Total revenues	83,653	—	—	—	—	83,653

COSTS AND EXPENSES:
Cost of product sales	6,214	10,562	—	—	—	16,776
Research and development	42,589	487	—	3,841	42	46,959
Selling, general and administrative	27,298	—	—	404	417	28,119

Non-GAAP costs and expenses	76,101
Depreciation of property and equipment	—	—	4,245	(4,245)	—	—
Stock-based compensation	—	—	459	—	(459)	—
Acquired in-process research and development	—	—	—	—	—	—
Other acquisition-related charges	—	—	10,876	—	—	10,876
Asset impairment charges			16,044			16,044

Total costs and expenses		11,049	31,624	—	—	118,774

Operating loss		(11,049)	(31,624)	—	—	(35,121)
Interest income and other, net	—	—	2,781	—	—	2,781
Interest expense	—	—	(2,655)	—	—	(2,655)

Income (loss) before income taxes	7,552	(11,049)	(31,498)	—	—	(34,995)
Income tax benefit	—	—	(899)	—	—	(899)

Net income (loss)	$7,552	$(11,049)	$(30,599)	$—	$—	$(34,096)

NET INCOME (LOSS) PER SHARE:
Basic	$0.07					$(0.31)

Weighted average shares — basic	111,571					111,571

Diluted	$0.06					$(0.31)

Weighted average shares — diluted	116,514					111,571

PDL BIOPHARMA, INC.

RECONCILIATION OF NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO GAAP

(in thousands, except per share amounts)

(unaudited)

	Twelve Months Ended December 31, 2006
		Adjustments
	Non-GAAP Results	Amortization of Intangible Assets	Other Excluded Items	Depreciation of Property and Equipment	Stock-Based Compensation Expenses	GAAP Results As Reported
REVENUES:
Product sales, net	$165,701	$—	$—	$—	$—	$165,701
Royalties	184,277	—	—	—	—	184,277
License, collaboration and other	64,792	—	—	—	—	64,792

Total revenues	414,770	—	—	—	—	414,770

COSTS AND EXPENSES:
Cost of product sales	43,234	43,058	—	—	—	86,292
Research and development	211,648	1,798	5,621	27,983	13,610	260,660
Selling, general and administrative	103,935	—	4,123	2,834	9,964	120,856

Non-GAAP costs and expenses	358,817

Depreciation of property and equipment	—	—	30,817	(30,817)	—	—
Stock-based compensation	—	—	23,574	—	(23,574)	—
Acquired in-process research and development	—	—	—	—	—	—
Other acquisition-related charges	—	—	6,199	—	—	6,199
Asset impairment charges	—	—	74,650	—	—	74,650

Total costs and expenses		44,856	144,984	—	—	548,657

Operating loss		(44,856)	(144,984)	—	—	(133,887)
Interest income and other, net	—	—	17,704	—	—	17,704
Interest expense	—	—	(13,070)	—	—	(13,070)

Income (loss) before income taxes	55,953	(44,856)	(140,350)	—	—	(129,253)

Income tax expense	—	—	767	—	—	767

Net income (loss)	$55,953	$(44,856)	$(141,117)	$—	$—	$(130,020)

NET INCOME (LOSS) PER SHARE:
Basic	$0.49					$(1.14)

Weighted average shares — basic	113,571					113,571

Diluted	$0.48					$(1.14)

Weighted average shares — diluted	117,447					113,571

	Twelve Months Ended December 31, 2005
		Adjustments
	Non-GAAP Results	Amortization of Intangible Assets	Other Excluded Items	Depreciation of Property and Equipment	Stock-Based Compensation Expenses	GAAP Results As Reported
REVENUES:
Product sales, net	$122,106	$—	$—	$—	$—	$122,106
Royalties	130,068	—	—	—	—	130,068
License, collaboration and other	28,395	—	—	—	—	28,395

Total revenues	280,569	—	—	—	—	280,569

COSTS AND EXPENSES:
Cost of product sales	24,823	35,434	—	—	—	60,257
Research and development	155,643	2,109	—	14,029	258	172,039
Selling, general and administrative	80,292	14	—	1,367	713	82,386

Non-GAAP costs and expenses	260,758

Depreciation of property and equipment	—	—	15,396	(15,396)	—	—
Stock-based compensation	—	—	971	—	(971)	—
Acquired in-process research and development	—	—	79,417	—	—	79,417
Other acquisition-related charges	—	—	20,349	—	—	20,349
Asset impairment charges			31,269			31,269

Total costs and expenses		37,557	147,402	—	—	445,717

Operating loss		(37,557)	(147,402)	—	—	(165,148)
Interest income and other, net	—	—	9,616	—	—	9,616
Interest expense	—	—	(10,177)	—	—	(10,177)

Income (loss) before income taxes	19,811	(37,557)	(147,963)	—	—	(165,709)

Income tax expense	—	—	868	—	—	868

Net income (loss)	$19,811	$(37,557)	$(148,831)	$—	$—	$(166,577)

NET INCOME (LOSS) PER SHARE:
Basic	$0.19					$(1.60)

Weighted average shares — basic	104,326					104,326

Diluted	$0.18					$(1.60)

Weighted average shares — diluted	109,222					104,326

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005
Cash, cash equivalents, marketable securities and restricted cash and investments	$426,285	$333,922
Total assets	$1,141,893	$1,163,154
Total stockholders’ equity	$467,541	$526,065

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

(in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2006	2005
Net loss	$(130,020)	$(166,577)
Adjustments to reconcile net loss to net cash provided by operating activities	177,191	168,362
Changes in assets and liabilities	31,599	29,765

Net cash provided by operating activities	$78,770	$31,550